EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HEALTH FITNESS CORPORATION
 I
     The name of this corporation shall be Health Fitness Corporation.
II
     The location and post office address of the registered office of this corporation in the State of Minnesota shall be 3600 American Boulevard West, Suite 560, Minneapolis, Minnesota 55431.
III.
     The aggregate number of shares of capital stock which this corporation is authorized to issue is 60,000,000, of which 50,000,000 shares shall be common shares with a par value of $.01 per share, of which 1,500,000 shares shall be Series A Convertible Preferred Stock, par value $.01 per share, with preferences, rights and privileges as set forth in that certain Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed with the Office of the Secretary of State of Minnesota on December 5, 2003, and of which 8,500,000 shares shall be undesignated. Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article III and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred shares and, with respect to each such series, to determine or fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such series, any terms under or conditions on which the shares of such series may be redeemed, any provision made for the conversion or exchange of the shares of such series for shares of any other class or classes or of any other series of the same or any other class or classes of the corporation’s capital stock, and any rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.
IV
     No holder of shares of any class of capital stock of the corporation shall be entitled to any cumulative voting rights.
 V

     No holder of any class of capital stock of the corporation shall have any preemptive rights to subscribe for, purchase or acquire any part of any new stock of any class of such capital stock of the corporation.
VI
     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VII shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
VII
     An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed in the aggregate by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the actions may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to make the same action at a meeting of the Board of Directors of the Corporation at which all of the directors were present.

Dated: September 20, 2004	By:	/s/ Jerry Noyce
Jerry V. Noyce, President

Exhibit 3.1
ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF
INCORPORATION OF
HEALTH FITNESS CORPORATION
     Pursuant to the provisions of Minnesota Statutes, Section 302A.139, the following amendments to the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of Health Fitness Corporation, were duly adopted by the board of directors of the corporation pursuant to Minnesota Statutes Section 302A.402, subdivision 3:
     1. Article III of the Articles of Incorporation is hereby amended by deleting such section in its entirety and replacing it with the following:
The aggregate number of shares of capital stock which this corporation is authorized to issue is 30,000,000, of which 25,000,000 shares shall be common shares with a par value of $.01 per share, of which 750,000 shares shall be Series A Convertible Preferred Stock, par value $0.01 per share, with preferences, rights and privileges as set forth in that certain Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed with the Office of the Secretary of State of Minnesota on December 5, 2003; of which 500 shares shall be Series B Convertible Preferred Stock, par value $.01 per share, with preferences, rights and privileges as set forth in that certain Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock filed with the Office of the Secretary of State of Minnesota on November 14, 2005; and of which 4,249,500 shares shall be undesignated. Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article III and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred shares and, with respect to each such series, to determine or fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such series, any terms under or conditions on which the shares of such series may be redeemed, any provision made for the conversion or exchange of the shares of such series for shares of any other class or classes or of any other series of the same or any other class or classes of the corporation’s capital stock, and any rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.
At the Effective Time (as defined below), every one (1) outstanding share of the corporation’s common shares will be converted into 0.50 shares of fully paid and non-assessable common shares. The occurrence of conversion set forth above shall be referred to herein as the “Reverse Stock Split.” No shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock are or will be outstanding as of the filing of these Articles of Amendment or upon the occurrence of the Reverse Stock Split. In accordance with Minnesota Statutes Section 302A.423, no fractional shares shall be issued as a result of the Reverse Stock Split, and the corporation shall pay in cash the fair value of such fraction of a share as of the consummation of the Reverse Stock Split as determined by the corporation’s Board of Directors. Each outstanding stock certificate of the corporation that represented one or more shares of the corporation’s common shares shall immediately after the Reverse Stock Split represent that number of shares of common shares equal to the product obtained by multiplying (x) the number of shares represented on such certificate by (y) 0.50, rounded down to the nearest whole number.
     2. In accordance with Minnesota Statutes Section 302A.402, subdivision 3, the amendments to the Articles of Incorporation set forth in these Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the share combination exceeding the percentage of authorized shares of that class or series that were unissued before the share combination.
     3. The Reverse Stock Split shall become effective at the close of business October 6, 2008 (the “Effective Time”).
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     IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be signed by the undersigned, and the undersigned swears that the foregoing is true and accurate and that the undersigned has the authority to sign this document on behalf of the corporation.
Dated: October 6, 2008

/s/ Gregg O. Lehman
Gregg O. Lehman
President and Chief Executive Officer